Exhibit 10.6

EXECUTION VERSION

FIRST AMENDMENT TO FACILITY LEASE (T1)

THIS FIRST AMENDMENT TO FACILITY LEASE (T1) (“First Amendment”) is made and entered effective as of April 1, 2014, by and between Nesbitt Asset Recovery Series J-1 (f/k/a Joliet Trust I), a Delaware statutory trust (the “Owner Lessor”), and Midwest Generation, LLC, a Delaware limited liability company (the “Facility Lessee”).

RECITALS

WHEREAS, the Owner Lessor and the Facility Lessee entered into a Facility Lease (T1) dated as of August 17, 2000 (the “Facility Lease”), with respect to the Facility and Undivided Interest (as such terms are defined in the Facility Lease).

WHEREAS, the Owner Lessor, the Facility Lessee, and certain other parties agreed to a Consent to Modification and Assumption of PoJo Leases and Documents (the “Consent”), contemporaneously with this First Amendment.

WHEREAS, as more fully described and set forth in the Consent, in connection with the effective date of the Facility Lessee’s chapter 11 plan of reorganization, the Facility Lessee is assuming the Facility Lease and related documents, subject to certain modifications and amendments, including those set forth herein.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the Owner Lessor and the Facility Lessee, intending to be legally bound, agree as follows:

Section 1.                                          AMENDMENTS

1.1.                            New Definitions.  Section 1 of the Facility Lease is amended and restated in its entirety as follows:

“Section 1.1.                          Participation Agreement.  Capitalized terms used in this Facility Lease, including, the recitals, and not otherwise defined herein shall have the respective meanings set forth in Appendix A to the Amended and Restated Participation Agreement (T1), dated as of April 1, 2014, (the “Participation Agreement”), among the Facility Lessee, the Owner Lessor, the Owner Trustee, the Owner Participant, NRG Energy, Inc. (“NRG”), The Bank of New York Mellon, as Pass Through Trustee and The Bank of New York Mellon, as Lease Indenture Trustee unless the context hereof shall otherwise require.  The general provisions of Appendix A to the Participation Agreement shall apply to the terms used in this Facility Lease and not specifically defined herein.”

“Section 1.2.                          Substitution of NRG for EME.  For all purposes of   this Facility Lease: (a) “NRG” means NRG Energy, Inc.; (b) “NRG Guarantee” means the Guarantee, dated as of April 1, 2014, issued by NRG in favor of the Owner Lessor; and (c) “NRG

OP Guarantee” means the Guarantee, dated as of April 1, 2014, issued by NRG in favor of the Owner Participant, Equity Investor, and their respective affiliates, subsidiaries, successors and assigns.”

1.2.                            Replacement of EME.

a.                                      The Facility Lease is amended by replacing any and all references to “EME” with “NRG.”

b.                                      The Facility Lease is amended by replacing any and all references to “EME Guarantee” with “NRG Guarantee.”

c.                                       The Facility Lease is amended by replacing any and all references to “EME OP Guarantee” with “NRG OP Guarantee.”

d.                                      All references to “Guarantor” in the Facility Lease shall mean NRG.

1.3.                            No Limitation on Recourse.

a.                                      Section 17.2 of the Facility Lease shall be deleted in its entirety.

b.                                      Any and all references to Section 17.2 of the Facility Lease shall be deleted in their entirety.

1.4.                            Notice.  The addresses for Notices set forth in Section 22.2 of the Facility Lease shall be deleted and replaced with the following:

If to the Owner Lessor:

Nesbitt Asset Recovery Series J-1

c/o U.S. Bank Trust National Association, as Owner Trustee

U.S. Bank Corporate Trust Services

Mail Code: EXDE-WDAW

300 Delaware Avenue, 9th Floor

Wilmington, Delaware 19801

Attn.:  Mildred Smith

Fax:  (302) 576-3717

with a copy to the Owner Participant:

Nesbitt Asset Recovery LLC, Series J-1

80 Park Plaza, T-20

Newark, NJ 07102

Attn.:  Scott Jennings, President

Fax:  (973) 643-3918

-and-

Jenner & Block LLP

353 N. Clark Street

Chicago, Illinois 60654

Attn.:  Daniel R. Murray, Melissa M. Root, & Andrew J. Olejnik

Fax:  (312) 527-0484

and to the Lease Indenture Trustee:

The Bank of New York Mellon — Public Finance

385 Rifle Camp Road

Woodland Park, New Jersey 07424

Attn.:  Rosemary Melendez, Vice President

Fax: (973) 357-7840

with a copy to:

O’Melveny & Myers, LLP

7 Times Square

New York, New York 10036-6524

Attn.:  George Davis

Fax:  (212) 326-2061

-and-

Emmet, Marvin & Martin, LLP

120 Broadway 32nd Floor

New York, New York 10271

Attn:  Edward P. Zujkowski & Thomas A. Pitta

Fax:  (212) 238-3100

If to the Facility Lessee:

NRG Energy, Inc.

211 Carnegie Center

Princeton, NJ 08540-6213

Attn.:  General Counsel — East Region

Fax:  (609) 524-5160

1.5.                            Reimbursement Agreement.  The Owner Lessor and the Facility Lessee have agreed to delete the term “Reimbursement Agreement” from the Facility Lease and, accordingly, each of Section 19.1(a) and Section 22.4(c)(ii) of the Facility Lease is hereby amended and restated in its entirety as follows:

“(a) the NRG Guarantee and the NRG OP Guarantee remain in full force and effect;”

“(ii) to any entity; provided that the Facility Lessee shall remain secondarily liable under the Facility Lease and all other Operative Documents, subject to Section 17.2 of this Facility Lease and Section 18.19 of the Participation Agreement such that the Facility Lessee would be directly obligated to pay or perform any obligation not paid or performed by the assignee when due, and the NRG Guarantee and the NRG OP Guarantee shall remain in full force and effect.”

1.6.                            Required Modifications & Permitted Temporary Shutdown.  The following are added to the Facility Lease as Section 7.4 and Section 7.5:

“Section 7.4.  Required Modifications. Notwithstanding anything to the contrary herein, and without causing any breach or default under the Operative Documents, Facility Lessee shall complete modifications to the Facility such that the Facility is capable of economic dispatch at full capacity or otherwise capable of participating as a capacity resource in the PJM Interconnection, L.L.C.’s (or its successor’s) market or other markets, in compliance in all material respects with all Environmental Laws (“Post-Modification Capability”). Such modifications may include, but are not limited to, gas additions, oil additions or installation of emissions controls; provided that nothing herein shall be construed to require the Facility to be operated at baseload or in any particular dispatch profile. Any shutdowns of the Facility related to making such modifications shall not cause a breach or default under the Operative Documents; provided that no shutdown shall relieve Facility Lessee of its obligations to make payment of Basic Lease Rent in accordance with Section 3.2 or Supplemental Rent in accordance with Section 3.3.”

“Section 7.5.  Permitted Temporary Shutdown. Facility Lessee may temporarily shut down the Facility; provided that for voluntary shutdowns of one year or longer that are unrelated to making the modifications described in Section 7.4 of this Facility Lease, (i) prior to implementing such shutdown, NRG shall have complied with each of its obligations under Section 7.3(a)-(b) of the Participation Agreement; and (ii) the Facility Lessee shall deliver the Facility with Post-Modification Capability upon any return thereof to the Owner Lessor.”

1.7.                            Insurance Provision.  Section 11.3 of the Facility Lease is amended and restated in its entirety as follows:

“Section 11.3.                   Provisions With Respect to Insurance. Subject to Section 11.6, the Facility Lessee will place the insurance maintained pursuant to this Section 11 with companies having an

A.M. Best rating of at least “A-” or, if not so rated, with comparable financial strength. All insurance policies required to be maintained pursuant to Sections 11.1 and 11.2 shall name each of the Owner Participant, the Equity Investor, the Owner Lessor, the Owner Trustee, the Lease Indenture Trustee, the Pass Through Trustees and holders of the Lessor Notes, as additional insureds, as their respective interests may appear (the “Additional Insureds”). All insurance policies required to be maintained pursuant to the terms hereof shall also provide for at least 30 days’ prior written notice (10 days if as a result of non-payment) by the insurance carrier to each Additional Insured in the event of cancellation, non-renewal, termination or expiration. The Facility Lessee will place the insurance required by the terms of this Section 11 with insurance companies which agree to waive all claims for premiums from, an all subrogation rights against, the Additional Insureds. All the insurance maintained pursuant to this Section 11 shall be primary without right of contribution of any other insurance carried by or on behalf of each of the Additional Insureds with respect to its interests in the Facility and the Facility Site.

Subject to Section 11.6, to the extent available on commercially reasonable terms, the Facility Lessee will use its best efforts to provide that the respective interests of the Additional Insureds shall not be invalidated by any act or neglect of the Facility Lessee, or any breach or violation by the Facility Lessee of any warranties, declarations or conditions contained in such policies or by the use of the Facility for purposes more hazardous than permitted by such policies. Additionally, to the extent available on commercially reasonable terms, the Facility Lessee will use its best efforts to provide that such policies shall be endorsed to provide that, inasmuch as the policies are written to cover more than one insured, all terms, conditions, insuring agreements and endorsements, with the exception of limits of liability, shall operate in the manner as if there were a separate policy covering each insured. The Facility Lessee shall, at its own expense, make or cause to be made all proofs of loss and take all other steps necessary to collect the proceeds of such insurance.

Section 2.                                          MISCELLANEOUS

2.1.                            References. On and after the date hereof, each reference in the Facility Lease to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import referring to the Facility Lease, and each reference in the other Operative Documents to the “Facility Lease,” “thereunder,” “thereof,” or words of like import referring to the Facility Lease shall mean and be a reference to the Facility Lease as amended by this First Amendment.

2.2.                            Effectiveness. This First Amendment shall become effective and binding on the parties upon execution hereof.  All other provisions of the Facility Lease remain in full force and effect.

2.3.                            Counterparts. This First Amendment may be executed in any number of counterparts and by the different parties in separate counterparts, each of which, when executed and delivered, shall be deemed an original, but all such counterparts together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this First Amendment by facsimile or other electronic means shall be as effective as delivery of a manually executed counterpart of this First Amendment.

2.4.                            Amendments. No amendment, modification, waiver, or other change to this First Amendment shall be enforceable, unless reduced to writing and executed by both parties (or with respect to a waiver by the waiving party).

2.5.                            Severability. The invalidity or unenforceability of any provision of this First Amendment shall not affect the validity or enforceability of any other provision of this First Amendment, which shall remain in full force and effect. Any unenforceable provision shall be deemed modified to the limited extent required to permit its enforcement in a manner most closely representing the intention of the parties as expressed herein.

2.6.                            Continuing Effect. Except as specifically amended by this First Amendment, all of the terms and provisions of the Facility Lease are, and shall remain, in full force and effect and are hereby ratified and confirmed.

2.7.                            Binding Effect. The terms of this First Amendment shall be binding upon, and inure to the benefit of, the parties and their respective successors and permitted assigns.

2.8.                            Preparation of Amendment. This First Amendment was prepared jointly by the parties, each party having had access to advice of its own counsel, and not by either party to the exclusion of the other party, and shall not be construed against one party or the other as a result of the manner in which this First Amendment was prepared, negotiated, or executed.

2.9.                            Governing Law.  This First Amendment, and all claims hereunder, shall be governed by and construed in accordance with Section 22.6 of the Facility Lease.

2.10.                     Limitation of Liability.  It is expressly understood and agreed by the parties hereto that this First Amendment is executed by the Owner Trustee, not individually or personally, but solely as trustee under the Trust Agreement in the exercise of the power and authority conferred and vested in it as such trustee, that each and all of the representations, undertakings and agreements herein made on the part of the Owner Trustee or the Owner Lessor are intended not as personal representations, undertakings and agreements by the Owner Trustee, or for the purpose or with the intention of binding the Owner Trustee, personally, but are made and intended for the purpose of binding only the Trust Estate, that nothing herein contained shall be construed as creating any liability of the Owner Trustee, or any incorporator or any past, present or future subscriber to the capital stock of, or stockholder, officer or director of the Owner Trustee, to perform any covenant either express or implied contained herein or in the other Operative Documents to which the Owner Trustee or the Owner Lessor is a party, and that so far as the Owner Trustee is concerned, any person shall look solely to the Trust Estate for the performance of any obligation hereunder or thereunder or under any of the instruments referred to herein or therein; PROVIDED, that nothing contained in this Section shall be construed to limit in scope or substance any general corporate liability of the Owner Trustee as expressly provided in the Trust Agreement or in the Participation Agreement, as such agreement may be amended or amended and restated.

[Signature Pages Follow]

IN WITNESS WHEREOF the parties hereto have caused this First Amendment to Facility Lease to be executed as of the day and year first above written.

NESBITT ASSET RECOVERY SERIES J-1 (F/K/A JOLIET TRUST I)

By: U.S. Bank Trust National Association as successor trustee to Wilmington Trust Company, not in its individual capacity but solely as Owner Trustee

By:	/s/ Diana Jacobs

Name:	Diana Jacobs

Title:	Vice President

MIDWEST GENERATION, LLC

By:	/s/ William Lee Davis

Name:	William Lee Davis

Title:	President

FIRST AMENDMENT TO FACILITY LEASE (T1)